Exhibit 99.B(d)(1)(A)(iv)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

April 1, 2010

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated April 30, 2001, as amended, among Pacific Investment Management Company LLC, ING Investors Trust and Directed Services LLC, (the “Portfolio Management Agreement”) the portfolio management fee for ING PIMCO Total Return Bond Portfolio (the “Portfolio”) was reduced April 1, 2008.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from April 1, 2010 through May 1, 2011.  The Reduction shall be calculated as follows:

The Reduction is calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the April 1, 2008 expense reductions)

Please indicate your agreement to these Reductions by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson

Kimberly A. Anderson
Senior Vice President